Exhibit 10.3
AMENDMENT NO. 1 TO CREDIT AGREEMENT
          THIS AMENDMENT NO. 1 TO CREDIT AGREEMENT is dated as of the 3rd day of July, 2007, by and between NEW HORIZONS WORLDWIDE, INC., a Delaware corporation (“Borrower”), each lender whose name is set forth on the signature pages of this Agreement (each a “Lender” and collectively, “Lenders”), and CAMDEN PARTNERS STRATEGIC III, LLC, as Administrative Agent (the “Administrative Agent”).
RECITALS
          Reference is made to that certain Credit Agreement dated July 19, 2006, among Borrower, the Lenders and the Administrative Agent (the “Credit Agreement”), pursuant to which the Lenders have made Advances to Borrower in the aggregate principal amount of Four Million Dollars ($4,000,000). In order to amend the Credit Agreement to provide, inter alia, for certain adjustments to be made in connection with the issuance of the Series C Stock (as hereinafter defined), the parties hereto have entered into this Amendment No. 1.
          NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and such other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
          1. All capitalized terms not otherwise defined herein which are defined in the Credit Agreement shall have the same meanings assigned to them in the Credit Agreement.
          2. All references herein, in the Credit Agreement and in the other Loan Documents to “this Agreement” and “the Credit Agreement” shall mean and include the Credit Agreement as amended by this Amendment No. 1.
          3. Section 1.1 of the Credit Agreement is hereby amended by amending the definition of “Adjusted EBITDA” to read in its entirety as follows:
     “Adjusted EBITDA” means, with respect to any fiscal period, the sum of, without duplication, (a) EBITDA for such fiscal period, plus (b) to the extent deducted in determining Net Income for such fiscal period, non-cash charges of Borrower and its Subsidiaries during such fiscal period relating to Borrower’s and its Subsidiaries’ compliance with Financial Accounting Standards Board Statement No. 142, plus (c) to the extent deducted in determining Net Income for such fiscal period, (i) non-cash charges recorded against earnings in Borrower’s and its Subsidiaries’ financial statements for such fiscal period with respect to the write-down of leasehold estates as a result of the sublease of such leasehold estates, and (ii) the amount of litigation settlements approved by the Board of Directors of Borrower, plus (d) non-cash charges associated with stock options.
          4. Section 1.1 of the Credit Agreement is hereby amended by amending the definition of “Change of Control” to revise and restate the sentence at the conclusion thereof to read in its entirety as follows:
Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred as a result of the consummation of the transactions which are the subject of the Preferred Stock Exchange Agreement, the Series C Stock Purchase Agreement or the issuance or exercise of the Warrants.
          5. Section 1.1 of the Credit Agreement is hereby amended by amending the definition of “Maturity Date” to read in its entirety as follows:
     “Maturity Date” means July 19, 2009.
          6. Section 1.1 of the Credit Agreement is hereby amended by amending the definition of “Series A Warrants” to read in its entirety as follows:
     “Series A Warrants” means, collectively, the Series A-1 Warrants and the Series A-2 Warrants.
          7. Section 1.1 of the Credit Agreement is hereby amended by amending the definition of “Series B Warrants” to read in its entirety as follows:
     “Series B Warrants” means, collectively, the Series B-1 Warrants and the Series B-2 Warrants.
          8. Section 1.1 of the Credit Agreement is hereby amended by amending the definition of “Warrants” to read in its entirety as follows:

     “Warrants” means, collectively, the Series A Warrants, the Series B Warrants and the Series C Warrants.
          9. Section 1.1 of the Credit Agreement is hereby amended by adding the following new defined terms in the alphabetically correct sequence:
     “Amendment No. 1” means that certain Amendment No. 1 to Credit Agreement dated as of July 3, 2007, among Borrower, the Lenders and the Administrative Agent.
     “Charter Amendment” means the amendment of Borrower’s Certificate of Incorporation to be authorized pursuant to the Shareholder Approval.
     “Edusoft Contract” means the License Agreement dated September 23, 2004, as amended, between Borrower and Edusoft Ltd. relating to Borrower’s English Language Program.
     “Series A-1 Warrants” means warrants to purchase in the aggregate 2,000,000 shares of Borrower’s common stock, each of which shall be in the form of Exhibit E-3 attached hereto and incorporated herein.
     “Series A-2 Warrants” means warrants to purchase in the aggregate 984,335 shares of Borrower’s common stock, each of which shall be in the form of Exhibit E-4 attached hereto and incorporated herein.
     “Series B-1 Warrants” means warrants to purchase in the aggregate 666,667 shares of Borrower’s common stock, each of which shall be in the form of Exhibit E-5 attached hereto and incorporated herein.
     “Series B-2 Warrants” means warrants to purchase in the aggregate 150,818 shares of Borrower’s common stock, each of which shall be in the form of Exhibit E-6 attached hereto and incorporated herein.
     “Series C Certificate of Designation” means the Certificate of Designation, Preferences and Rights of Series C Convertible Preferred Stock of New Horizons Worldwide, Inc. dated July 2, 2007, as the same may from time to time be amended, restated, extended or otherwise modified.

     “Series C Investor” and “Series C Investors” mean, respectively, each “Investor” as defined in the Series C Stock Purchase Agreement and all such Investors.
     “Series C Stock” means 172,043 shares of Borrower’s Series C Convertible Preferred Stock which are convertible into 5,333,333 shares of the Company’s common stock and which are issued pursuant to the Series C Stock Purchase Agreement, the terms of which are further described in the Series C Certificate of Designation.
     “Series C Stock Purchase Agreement” means that certain Series C Stock and Warrant Purchase Agreement dated as of July 3, 2007, by and between Borrower and the Series C Investors.
     “Series C Warrants” means warrants to purchase in the aggregate 1,066,667 shares of Borrower’s common stock, each of which shall be in the form of Exhibit E-7 attached hereto and incorporated herein.
     “Shareholder Approval” means the approval of the shareholders of Borrower to amend Borrower’s Certificate of Incorporation to increase in the authorized common shares of Borrower to 30,000,000.
     “Shareholder Meeting” means the meeting of the shareholders of Borrower at which the Shareholder Approval will be sought.
          10. Article 4 of the Credit Agreement is hereby amended by adding the following new Section 4.23:
     4.23 Series C Documents.
     True, accurate and complete copies of the Series C Stock Purchase Agreement, the Series C Certificate of Designation and the Series C Warrants have been provided to the Administrative Agent and the Lenders.
          11. Section 5.8 of the Credit Agreement is hereby amended by adding the following sentence at the conclusion thereof:
Notwithstanding the foregoing, the failure of Borrower to fully comply with its Contractual Obligations under the Edusoft Contract shall not represent a breach of this Section 5.8 for a period of nine months following date of Amendment No. 1; provided, however, that if (a) at any time during such nine-month period Borrower shall admit liability or settle any dispute under the Edusoft Contract for an amount in excess of $500,000, or (b) at any time following such nine-month period a good faith determination is made by the Administrative Agent that the liability of Borrower under the Edusoft Contract could reasonably be expected to exceed $500,000, at such time Borrower shall be in breach of this Section 5.8.
          12. Section 6.5 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
     6.5 Other Indebtedness.
     Create, incur, assume or permit to exist any Indebtedness resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the Obligations, (b) Indebtedness owed to Borrower or any of its Subsidiaries, subject to the limitations on such Indebtedness set forth in Section 6.7(b), (c) Indebtedness existing on the Closing Date and disclosed in Schedule 6.5, and refinancings, renewals, extensions or amendments that do not increase the amount thereof, (d) Indebtedness which arises from Earnout Payments provided such Earnout Payments are treated as Subordinated Obligations, and (e) Indebtedness secured by Permitted Purchase Money Liens and/or Indebtedness incurred with respect to Capital Lease Obligations (as determined by GAAP) in an aggregate amount not to exceed $1,000,000 at any time outstanding.
          13. Section 6.6 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
     6.6 Guaranties.
     Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower or any of its Subsidiaries as security for, any liabilities or obligations of any other Person, except (a) any of the foregoing existing on the Closing Date and disclosed on Schedule 6.6, (b) any of the foregoing in favor of the

Administrative Agent (on behalf of the Lenders), (c) endorsements for collection or deposit in the ordinary course of business, (d) under surety bonds for an amount not in excess of $500,000, (e) Interest Rate Protection Agreements approved by the Administrative Agent, and (f) contingent obligations with respect to the minimum aggregate license fees to the extent of $15,000,000 as payable pursuant to Exhibit C of the Content License and Distribution Agreement between New Horizons Computer Learning Centers, Inc. and Element K LLC.
          14. Section 6.8 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
     6.8 Distributions.
Declare or pay or make any Distribution, whether from capital, income or otherwise, and whether in Cash or other Property; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing (without waiver or cure), Borrower shall be permitted to make Distributions payable pursuant to Section 3 of the Series B Certificate of Designation, Section 3 of the Series C Certificate of Designation and Section 9 of the Series C Certificate of Designation, in each case subject to legal limitations, if any.
          15. Section 6.18 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
     6.18 Capital Expenditures.
     Make any investment in fixed assets in any Fiscal Year in excess of an aggregate amount of $1,000,000; provided, however, that with the express approval of Borrower’s Board of Directors (a) from the date of the Amendment No. 1 to December 31, 2007 Borrower may make an investment in fixed assets in an amount not to exceed $1,000,000, and (b) in any Fiscal Year after 2007, Borrower may make an investment in fixed assets in an amount not to exceed $2,000,000; provided, further, that the following shall be excluded for purposes of compliance with this Section 6.18: expenditures which are made in connection with the replacement or restoration of assets to the extent financed (to the extent such financing is permitted hereunder) either (a) from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored, or (b) with proceeds from the sale or other disposition of an asset which is replaced within 90 days from such sale or other disposition with another asset performing the same or a similar function.
          16. Section 6.19 of the Credit Agreement is hereby amended to read in its entirety as follows:
     6.19 Amendments.
Amend or modify any term or provision of (a) any indenture, agreement or instrument evidencing or governing any Subordinated Obligation, (b) any material provision of any Material Contract, if in any such case such amendment or modification in any respect will or may adversely affect the interest of the Lenders in any material respect, or (c) any provision of the Series B Certificate of Designation, the Series C Stock Purchase Agreement, the Series C Certificate of Designation or the Series C Warrants, if in any such case such amendment or modification in any respect will or may adversely affect the interest of the Lenders (including in their capacities as holders of the Series A Warrants and/or the Series B Warrants) in any material respect.
          17. Section 6.22 of the Credit Agreement is hereby amended to read in its entirety as follows:
     6.22 Change of Fiscal Periods.
     Change its Fiscal Year or any other fiscal period with respect to which it reports financial results hereunder or otherwise without the financial covenants and reporting obligations of Borrower hereunder which would be affected thereby having been amended in a manner acceptable to the Administrative Agent in its reasonable business judgment.
          18. Section 7.1(a) of the Credit Agreement is hereby amended to read in its entirety as follows:
     (a) Within thirty (30) days after the end of each calendar month commencing with the calendar month ending June 30, 2006 (other than the calendar months ending each Fiscal Quarter, for which the period shall be forty-five (45) days, and excluding the Fiscal Quarter ending December 31, for which the period shall be sixty (60) days), the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such calendar month and the consolidated statements of income and operations for such calendar month, and the portion of the

Fiscal Year ended with such calendar month, all in reasonable detail. Such financial statements shall be certified by the president or chief financial officer of Borrower as fairly presenting the financial condition and results of operations of Borrower and its Subsidiaries in accordance with GAAP (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments.
          19. Section 7.1(b) of the Credit Agreement is hereby amended to read in its entirety as follows:
     (b) With respect to the Fiscal Year ending December 31, 2006, concurrently with any filing by or on behalf of Borrower with the Securities and Exchange Commission which contains Borrower’s financial statements for such Fiscal Year, but in no event later than June 30, 2007, and within ninety (90) days after the end of each Fiscal Year thereafter, the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the consolidated statements of income, operations, stockholders’ equity and cash flows, in each case of Borrower and its Subsidiaries for such Fiscal Year, all in reasonable detail. Such financial statements shall be prepared in accordance with GAAP, consistently applied, and such consolidated financial statements shall be accompanied by a report of independent public accountants of recognized standing selected by Borrower and reasonably satisfactory to the Requisite Lenders, which report shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions other than qualifications, exceptions or disclaimers relating to internal controls.
          20. A new Section 5.14 is hereby added to the Loan Agreement to read in its entirety as follows:
          5.14 Shareholder Approval.
     (a) Within thirty (30) days following the later to occur of (i) the sale of the Series C Shares to the Series C Investors, and (ii) the filing with the United States Securities and Exchange Commission (the “SEC”) of Borrower’s Form 10-Q for the quarterly period ending March 31, 2007, file or cause to be filed with the SEC preliminary proxy materials (the “Proxy

Materials”) for the purpose of holding the Shareholder Meeting; and
     (b) Diligently respond to all SEC comments to its Proxy Materials and take all such other actions as may be required to cause the Shareholder Meeting to occur, and the Charter Amendment to become effective, as soon as is practicable.
          21. Section 9.1(d) of the Credit Agreement is hereby amended to read in its entirety as follows:
     (d) Borrower (i) is in breach of Section 5.8 as provided in the final sentence thereof, or (ii) fails to comply (A) with Section 5.14, Section 7.1(i) or Section 7.3 in the manner stated therein, (B) with Section 7.1(a), Section 7.1(b), Section 7.1(c), Section 7.1(d), Section 7.1(f) or Section 7.2 within ten (10) Banking Days of the date specified for performance therein, or (C) with any other reporting requirement set forth in Article 7 within five (5) Banking Days of the date specified for performance therein; or
          22. Section 9.1 of the Loan Agreement is hereby amended by (a) replacing the “.” at the end of clause (q) with “; or” and (b) adding the following new clause (r) thereto:
     (r) Any or all of the Series C Investors shall have elected to redeem any or all of their Series C Stock as provided in Section 9 of the Series C Certificate of Designation.
          23. Schedules 4.1, 4.7, 4.8, 4.10 and 4.12 to the Credit Agreement are hereby amended, restated and replaced by Schedules 4.1, 4.7, 4.8, 4.10 and 4.12 attached hereto. The Credit Agreement is further amended by the addition of Exhibit E-3 through Exhibit E-7 thereto in the forms attached hereto as Exhibit E-3 through Exhibit E-7, respectively.
          24. All notices, requests, demands, directions and other communications to Borrower provided for under the Credit Agreement or under any other Loan Document shall be mailed, telegraphed, telecopied, dispatched by commercial courier or delivered to the Borrower at the address set forth on the signature pages of this Amendment No. 1 or at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with Section 11.6 of the Credit Agreement.

          25. To induce the Administrative Agent and the Lenders to enter into this Amendment No. 1, Borrower hereby represents and warrants to the Administrative Agent and the Lenders that (a) the representations and warranties made by Borrower in Sections 3.2, 3.3 and 3.4 of the Series C Stock Purchase Agreement are true and correct on the date hereof and are deemed made to the Administrative Agent and to the Lenders on the date hereof, (b) except as specifically provided herein, the representations and warranties of Borrower set forth in Article 4 of the Credit Agreement (including all representations and warranties made in such Article after giving effect to this Amendment No. 1, but excluding the representations and warranties made in Sections 4.5, 4.6 and 4.17 thereof), and the representations and warranties of Borrower set forth in each of the other Loan Documents, are true and correct in all material respects with the same effect as if made on the date hereof (unless stated to relate solely to an earlier date, in which case they were true and correct as of such earlier date; provided, however, that notwithstanding any such statement relating to an earlier date, the representations and warranties made in Section 4.4 of the Credit Agreement shall be deemed to have been restated as of the date hereof), and (c) after giving effect to the terms of this Amendment No. 1, the Series C Stock Purchase Agreement and that certain letter dated June 15, 2007 from the Lenders to Borrower waiving certain enumerated Defaults as set forth therein, Borrower and each of the other Obligors is in compliance with all the terms and conditions of the Credit Agreement and the other Loan Documents, and no Default or Event of Default has occurred and is continuing.
          26. This Amendment No. 1 shall become effective on the date upon which the following shall all have occurred:
               (a) The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent and its legal counsel:
                    (i) at least one (1) duly executed counterpart of this Amendment No. 1, together with arrangements satisfactory to the Administrative Agent for additional executed counterparts, sufficient in number for distribution to the Lenders and Borrower;
                    (ii) at least one (1) executed counterpart of a Consent to this Amendment No.1 (the “Consent”), duly executed by each of the Obligors (other than Borrower), together with arrangements satisfactory to the Administrative Agent for additional executed counterparts, sufficient in number for distribution to the Lenders and Borrower;

                    (iii) a pro forma Capital Summary for Borrower, after giving effect to the transactions which are the subject of this Amendment No. 1 and the Series C Stock Purchase Agreement; and
                    (iv) such other and further documents, certificates, opinions of counsel and other papers, duly executed and delivered by the Obligors, as the Administrative Agent shall reasonably request; and Borrower shall have paid all fees due to the Administrative Agent and the Lenders.
               (b) The Series C Stock shall have been purchased by the Series C Investors in accordance with the provisions of the Series C Stock Purchase Agreement (or with such deviations from the provisions thereof as shall have been approved in writing by the Administrative Agent).
               (c) Stuart Smith and David Goldfinger shall have resigned as members of Borrower’s Board of Directors and two nominees selected by the Series C Investors shall have been elected as replacement Directors.
               (d) The Stockholders’ Agreement shall have been amended and/or restated in a manner acceptable to the Administrative Agent and the Lenders pursuant to which, among other things (i) the Series C Investors shall be added as parties thereto, (ii) the size of the Board of Directors of Borrower shall be fixed at nine (9) members, and (iii) each of the holders of the Series B Stock and the Series C Investors shall agree to vote their shares for the election of Curtis Lee Smith, Jr., William Heller and Richard Osborne to the Board of Directors of Borrower for terms ending at Borrower’s annual meeting in 2009.
               (e) The Amended and Restated Registration Rights Agreement dated July 19, 2006, among Borrower and the Closing Date Lenders shall have been amended and/or amended and restated in a manner acceptable to the Administrative Agent and the Lenders to, among other things, add the Series C Investors as “Holders” thereunder.
               (f) A notice from the Company relating to the adjustment of the conversion features of the Series B Stock in connection with the issuance of the Series C Stock and the Series C Warrants.
          27. Borrower agrees to pay all out-of-pocket expenses incurred by the Administrative Agent in connection with the review, preparation, negotiation, execution and delivery of this Amendment No. 1 and all other documents executed or to be executed in connection herewith, including, without limitation, the expenses and reasonable fees of counsel to the Administrative Agent; provided, however, that Borrower shall not be required to pay any such counsel fees in excess of $50,000.
          28. Except as amended hereby, the Credit Agreement shall remain unchanged, and the Credit Agreement, as so amended, shall continue in full force and effect in accordance with its terms.
          29. This Amendment No. 1 may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.
          30. The recitals hereto and all of the terms of the Credit Agreement are hereby incorporated into and made a part hereof as though fully set forth herein.
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          IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to Credit Agreement to be duly executed under seal by their duly authorized respective officers as of the day and year first above written.

NEW HORIZONS WORLDWIDE, INC., a Delaware corporation

By:	/s/ Mark A. Miller

Mark A. Miller, President, CEO
[Printed Name and Title]

Address for notices:

New Horizons Worldwide, Inc. 1900 S. State College Blvd. Suite 650
Anaheim, California 92806 Attn: Charles M. Caporale, Senior Vice President and Chief Financial Officer

Telecopier: (714) 940-8370 Telephone: (714) 940-8060

With a copy to:

Calfee, Halter & Griswold LLP 1400 KeyBank Center 800 Superior Avenue E. Cleveland, Ohio 44114 Attn: Brian A. McMahon, Esq.

Telecopier: (216) 241-0816 Telephone: (216) 622-8378

CAMDEN PARTNERS STRATEGIC III, LLC, as Administrative Agent
By:	/s/ David L. Warnock
David L. Warnock, Managing
Member

CAMDEN PARTNERS STRATEGIC FUND III, L.P., as a Lender By: CAMDEN PARTNERS STRATEGIC III, LLC, its General Partner

By:	/s/ David L. Warnock
David L. Warnock, Managing
Member

CAMDEN PARTNERS STRATEGIC FUND III-A, L.P., as a Lender By: CAMDEN PARTNERS STRATEGIC III, LLC, its General Partner

By:	/s/ David L. Warnock
David L. Warnock, Managing
Member

ALKHALEEJ TRAINING AND EDUCATION CORPORATION, as a Lender
By:	/s/ Awaleed Aldryaan
Awaleed Aldryaan, President
[Printed Name and Title]

GEORGE S. RICH, as a Lender

/s/ George S. Rich
George S. Rich